As filed with the Securities and Exchange Commission on October 6, 2015

Registration No. 333-150465

333-119922

333-68397

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 4 TO FORM S-8 REGISTRATION STATEMENT NO. 333-150465

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-119922

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-68397

UNDER

THE SECURITIES ACT OF 1933

The Ryland Group, Inc.

(Exact name of registrant as specified in its charter)

Maryland	52-0849948
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15360 Barranca Parkway, Irvine, California 92618

(Address of Principal Executive Offices) (Zip Code)

THE RYLAND GROUP, INC. 2008 EQUITY INCENTIVE PLAN

THE RYLAND GROUP, INC. 2004 NON-EMPLOYEE DIRECTOR EQUITY PLAN

THE RYLAND GROUP, INC. EXECUTIVE AND DIRECTOR DEFERRED COMPENSATION PLAN

THE RYLAND GROUP, INC. NON-EMPLOYEE DIRECTORS’ STOCK UNIT PLAN

(Full title of the plans)

John P. Babel, Esq.

CalAtlantic Group, Inc., as Successor-by-Merger

Executive Vice President, General Counsel and Secretary

15360 Barranca Parkway

Irvine, California

92618(949) 789-1600

(Name, address and telephone number (including area code) of agent for service)

With a copy to:

Jeffrey E. Beck

Snell & Wilmer L.L.P.

One Arizona Center

400 East Van Buren

Phoenix, Arizona 85004

(602) 382-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following registration statements of The Ryland Group, Inc. (the “Registrant”) filed with the Securities and Exchange Commission on Form S-8 (the “Registration Statements”):

•	Registration Statement No. 333-150465 for the sale of 2,988,013 shares of common stock and associated preferred share purchase rights associated with each share of common stock under The Ryland Group, Inc. 2008 Equity Incentive Plan.

•	Registration Statement No. 333-119922 for the sale of 676,600 shares of common stock under The Ryland Group, Inc. 2004 Non-Employee Director Equity Plan.

•	Registration Statement No. 333-68397 for the sale of $30,000,000 of deferred compensation plan obligations under The Ryland Group, Inc. Executive and Director Deferred Compensation Plan and 50,000 shares of common stock under The Ryland Group, Inc. Non-Employee Directors’ Stock Unit Plan.

On October 1, 2015, pursuant to the terms of the Amended and Restated Agreement and Plan of Merger, dated as of June 14, 2015, by and among the Registrant and Standard Pacific Corp., the Registrant merged with and into the Standard Pacific Corp, at which time Standard Pacific Corp. continued as the surviving corporation under the name CalAtlantic Group, Inc. As a result of the merger, any offering pursuant to the Registration Statements has been terminated and the Registrant hereby terminates the effectiveness of the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under each Registration Statement that remain unsold at the termination of the offerings, the Registrant hereby removes from registration the securities registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on October 6, 2015.

CALATLANTIC GROUP, INC., as Successor-by-Merger

By	/s/ John P Babel, Esq.
John P. Babel, Esq.
Executive Vice President, General Counsel and Secretary

Note: No other person is required to sign these Post-Effective Amendments in reliance on Rule 478 of the Securities Act of 1933, as amended.